Exhibit 10.1

MASTER TECHNOLOGY SUB-LICENSE AGREEMENT

by and among

ODYSSEY HEALTH, INC., AND ODYSSEY MEDICAL DEVICES, INC.

(A WHOLLY OWNED SUBSIDIARY OF ODYSSEY HEALTH, INC.)

AND

NEURX HEALTH, INC.,

This Technology and Sub-license Agreement (the “Agreement”) dated as of October 17, 2025 (the “Effective Date”), by and between NeuRX Health Inc., a Rhode Island corporation, whose address is 24 Quaker Lane, Warwick, RI 02886, its successors and permitted assigns (the “Licensor”), and Odyssey Health, Inc., a Nevada corporation, whose address is 2300 West Sahara Avenue, Suite 800 - #4012, Las Vegas, NV 89102, and its successors and permitted assigns and its wholly owned subsidiary, Odyssey Medical Devices, Inc., and their respective affiliates (collectively, the “Licensee”). Licensee and Licensor are each referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Licensor has obtained license rights to the BreastCheck® device (the “BC”) from Davion Healthcare PLC, an Irish company and Davion Healthcare Corporation, a United States corporation (collectively “Davion”).

WHEREAS, Licensor desires to sub-license, assign and license or cause to assign or license and Licensee desires to license, the BC upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SUB-LICENSE

Section 1.1 Sub-License of the BC. On and subject to the terms and conditions set forth in this Agreement, at the Closing, Licensor hereby grants to Licensee an exclusive, irrevocable, worldwide, royalty-bearing right and license to use, modify, improve, sublicense, and commercialize, and Licensee shall acquire from Licensor, free and clear of all Encumbrances, other than Permitted Encumbrances, all of Licensor’s right, title and interest, as of the Closing, in and to the BC, properties rights, improvements, modifications, updates, and derivative works (collectively, the “BC Technology”), including all intellectual property rights, know-how, trade secrets, and technical information relating thereto the BreastCheck® device and all associated technology, including all intellectual property rights, know-how, trade secrets, manufacturing processes, software, documentation, and regulatory approvals necessary to allow for the manufacture, development, improvement, modification and commercial sales of the BC. BC Technology is more clearly defined in Exhibit A.

Section 1.2 Excluded Liabilities and Assets. Licensor is not selling any of its assets to Licensee. Licensee does not assume any liability or obligation of Licensor in connection with the sub-license of the BC.

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Section 1.3 License Consideration.

Section 1.3.1. Cash. As consideration for the grant of the sublicense, Licensee agrees to pay, Licensor an amount equal to *** (***%) of net cash proceeds actually received by Licensee from draws under the equity line of credit currently in effect (hereafter the “Cash Consideration”). The Cash Consideration shall be calculated after satisfaction of payment obligations to the Debt Holders on Exhibit E.

Section 1.3.2. Conditional upon Compliance Obligations. Cash consideration shall only be paid if Licensor is in compliance with all license obligations it has with Davion and the BC Technology remains fully available for Licensee's use without any third-party claims or encumbrances. At least five (5) business days prior to each payment from Licensee to Licensor, Licensor will provide a written certification from an authorized officer of Licensor and documentation reasonably satisfactory to Licensee evidencing that the agreement entered into between Licensor and Davion is in good standing, and that no breach has occurred.

Section 1.3.3. Termination of Cash Consideration Obligations. Licensee’s obligation to pay Licensor cash consideration will cease once the current equity line of credit Licensor is exhausted, terminated, or if Licensee sells, disposes of, or spins out the BC product and/or Odyssey Medical Devices, Inc. into a separate company.

Section 1.3.4. Royalty Payment from Licensee to Licensor. Licensee shall pay Licensor a royalty for each BC unit sold pursuant to the terms and conditions set forth in the Royalty Agreement (the “Royalty Agreement”),

Section 1.4 Closing Transactions.

Section 1.4.1. Closing. Unless this Agreement is terminated in accordance with Section 8.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) will take place at 12:00 noon eastern standard time, on a date to be specified by the Parties (the “Closing Date”), which shall be no later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at a mutually agreed location unless another time, date, or place is agreed to by the Parties; provided, however, that the Parties shall use reasonable efforts to conduct the Closing by mail/email and overnight delivery so as not to require the personal attendance of the parties at the Closing. If the parties agree, the Closing may be telephonic.

Section 1.4.2. Actions and Deliveries by Licensor Conditional to Closing. At the Closing, Licensor shall deliver to Licensee:

(i) All regulatory documentation evidencing that the BC is approved for sale in the United States and other countries in the world, with all such documentation to be provided at least three (3) business days prior to Closing for Licensee's review and approval, including but not limited to all FDA approvals, international regulatory approvals, clinical trial data, and all documents relating to the design, development, testing, validation, and manufacturing of the BC technology.

(ii) A fully executed Royalty Agreement.

(iii) A fully executed Technology and Material Transfer Agreement between Licensee and Davion;

(iv) Board resolutions of both Licensor and Licensee, duly certified by their respective corporate secretaries, authorizing and approving this Agreement and the transactions contemplated hereby;

(v) Certificate of Good Standing of each Party;

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(iv) The certificates and documents required to be delivered by Licensor pursuant to Sections 7.1 and 7.3;

(v) All other instruments of assignment, license and transfer as are reasonably required to effect the transfer to Licensee of all of Licensor’s right, title and interest in and to the BC in accordance with this Agreement, in form and substance reasonably satisfactory to Licensee and Licensor; and

(vi) Duly executed copies of all the agreements referred to in this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF LICENSOR

Licensor hereby represents and warrants to Licensee that, to the best of “Licensor’s Knowledge” (as hereinafter defined), after reasonable investigation and due inquiry, and except as set forth in the disclosure schedule delivered by Licensor to Licensee and attached hereto and made a part hereof (the “Licensor Disclosure Schedule”), such warranties and representation shall be true as of the date of execution and the date of Closing Date:

Section 2.1 Organization. Licensor is duly incorporated, validly existing, and in good standing under the Laws of the Commonwealth of Rhode Island and has the requisite corporate power and authority to own, operate, or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 2.2 Authority Relative to this Agreement and Related Matters. Licensor has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Licensor of this Agreement and the consummation by Licensor of the transactions contemplated hereby (the “Transactions”) have been duly authorized by all necessary corporate action on the part of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming the due authorization, execution and delivery hereof by Licensee, no further action or approval, corporate or otherwise, is required in order to constitute this Agreement as a valid and binding obligation of Licensor enforceable in accordance with its terms.

Section 2.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Licensor do not, and the consummation by Licensor of the Transactions will not, (a) conflict with or violate the certificate of incorporation or bylaws, each as amended to date, of Licensor, (b) conflict with or violate any Law or Order applicable to Licensor or by which Licensor or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Licensed Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Licensor is a party or by which Licensor or any of its properties is bound, or (d) require Licensor to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 2.3 of the Licensor Disclosure Schedule, or (ii) for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

Section 2.4 Absence of Litigation. Except as disclosed in  the Licensor Disclosure Schedule, as of the date hereof, (a) there is no private or governmental action, suit, proceeding, litigation, arbitration, or investigation (“Action”) pending or, to the knowledge of Licensor after reasonable inquiry and due diligence investigation, including consultation with Licensor's officers, directors, key employees, and outside counsel, threatened against Licensor before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no legally binding judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against Licensor that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

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Section 2.5 Licensed Assets. Section 2.5 of the Licensor Disclosure Schedule sets forth a list of all registrations and applications for registration in respect of the Licensed Assets. Except as set forth in Section 2.5 of the Licensor Disclosure Schedule, Licensor owns (beneficially and of record) all right, title and interest in and to all Licensed Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Section 2.5 of the Licensor Disclosure Schedule, the Patent in the US and all of the trademark applications (if any) related to the Licensed Assets have been duly filed in the jurisdiction named in each such application, are being actively prosecuted and have not been abandoned or allowed to lapse. Except as set forth in Section 2.5 of the Licensor Disclosure Schedule, there is no Action that is pending or, to the knowledge of Licensor, threatened that challenges the rights of Licensor in respect of any Licensed Assets or the validity, enforceability or effectiveness thereof. Licensor has not received any written communication alleging that it has infringed the Intellectual Property rights of any third party and there are no Actions that are pending or, to the knowledge of Licensor, threatened against Licensor with respect thereto. Except as set forth in Section 2.5 of the Licensor Disclosure Schedule, to the knowledge of Licensor, there is no unauthorized use, infringement or misappropriation of the Licensed Assets by any third party and there is no Action that is pending or threatened by Licensor with respect thereto. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Licensee pursuant to this Agreement of all right, title and interest in and to the Licensed Assets owned by Licensor throughout the world; provided, however, that Licensor represents and warrants that it will use commercially reasonable efforts to maintain and enforce the Licensed Assets in key international markets as mutually agreed upon by the parties in writing within thirty (30) days of this Agreement's execution, with such maintenance and enforcement to be at Licensor's sole cost and expense. The parties shall negotiate in good faith to identify such key international markets, and failure to reach agreement on such markets within the specified timeframe shall constitute a material breach of this Agreement.

Section 2.6 Licensor’s Knowledge. “Licensor’s Knowledge” means the actual knowledge of the Licensor's officers, directors, and key employees, outside counsel, and external consultants engaged for the development or commercialization of the Licensed Assets, and the knowledge that such persons would have obtained after reasonable inquiry and due diligence of all relevant records, documents, regulatory filings, patent prosecution files, and personnel, consultants, and personnel responsible for the matters addressed in this Agreement, including but not limited to all regulatory, intellectual property, and technical matters. For clarity, Licensor shall be deemed to have knowledge of any information contained in its files, records, or communications, whether in physical or electronic form.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LICENSEE

Licensee hereby represents and warrants to Licensor that, except as set forth in the disclosure schedule delivered by Licensee to Licensor and attached hereto and made a part hereof (the “Licensee Disclosure Schedule”), such warranties and representation shall be true as of the date of execution and the Closing Date:

Section 3.1 Organization. Licensee is duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2 Authority Relative to this Agreement and Related Matters. Licensee has all necessary corporate power and authority, as the case may be, to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery by Licensee of this Agreement and the consummation by the Licensee of the transactions have been duly authorized by all necessary corporate action on the part of the Licensee. This Agreement has been duly executed and delivered by the Licensee and, assuming the due authorization, execution and delivery hereof by Licensor, constitutes the legal, valid and binding obligation of the Licensee, enforceable against the Licensee in accordance with its terms.

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Section 3.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Licensee does not, and the consummation of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Licensee, and (b) conflict with or violate any law or order applicable to Licensee or by which Licensee or any of their respective properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Licensee is a party or by which Licensee or any of their respective properties is bound, or (d) require Licensee to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 3.3 of the Licensee Disclosure Schedule, or (ii) for any filings required pursuant to applicable securities laws and regulations, including but not limited to the Exchange Act.

Section 3.4 Absence of Litigation. Except as disclosed in Section 3.4 of the Licensee Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Licensee, threatened against Licensee before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Licensee that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions contemplated hereby.

ARTICLE IV

COVENANTS OF LICENSOR

Section 4.1 Conduct of Licensor Pending the Closing. Licensor shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Licensee (which consent shall be provided or withheld within ten (10) business days of request, and which consent shall not be unreasonably withheld, delayed, or conditioned, provided that if no response is received within such ten (10) business day period, the requesting party may extend the response period by an additional ten (10) business days upon written notice, and if still no response is received, the matter shall be escalated to senior management of both parties for resolution):

(a) Take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Licensor herein untrue or incorrect in any material respect as of the date of this Agreement or the date of the Closing;

(b) Sell, lease, license, encumber, transfer, modify, abandon, or otherwise dispose of any Licensed Assets or any rights related thereto, or take any action or inaction that could reasonably be expected to diminish the value of the Licensed Assets; and

(c) Agree to do any of the foregoing.

Section 4.2 Notification of Certain Events. Licensor shall give written notice within two (2) business days to Licensee if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Licensor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Licensor of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.2 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Licensor, or any of its properties, with respect to the Transactions and/or any of the Licensed Assets. No such notice to Licensee shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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ARTICLE V

COVENANTS OF LICENSEE

Section 5.1 Representations and Warranties. Licensee covenants and agrees that, except as otherwise contemplated by this Agreement or unless Licensor shall give its prior written consent, Licensee shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action that would make any representation or warranty made by Licensee herein untrue or incorrect in any material respect.

Section 5.2 Notification of Certain Events. Licensee shall give written notice within five (5) business days to Licensor if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Licensee to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Licensee of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event that would cause a condition in Section 7.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Licensee, or any of its properties, with respect to the Transactions. No such notice to Licensor shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts (as defined by Nevada law and consistent with industry standards in the healthcare sector, provided that such efforts shall include, at minimum: (i) prompt responses to requests within five (5) business days, (ii) allocation of adequate personnel and financial resources, and (iii) prioritization of actions as necessary to close the transaction) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to vest in Licensee, and any transferee of Licensee, good and marketable title to the Licensed Assets, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b) From time to time after the Closing, at the request of Licensee, or any transferee of Licensee, and at Licensor's expense for any actions required to perfect or record the initial transfer of Licensed Assets, including any corrective assignments (including, without limitation, all filing fees, registration costs, and reasonable attorneys' fees), and otherwise at such requesting party’s expense, and without further consideration, Licensor agrees on its own behalf, as well as on behalf of its subsidiaries, affiliates, successors, assigns and legal representatives, to execute and deliver to Licensee any further documents or instruments and perform any further acts that may reasonably be deemed necessary to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, to Licensee (and any transferee of Licensee) with respect to the Licensed Assets, including without limitation such assignments, agreements and limited powers of attorney as may be needed for recording or effectuating the transfer of the Licensed Assets in the United States. Nothing herein shall be deemed a waiver by Licensee of its right to receive at the Closing an effective assignment of such rights by Licensor as otherwise set forth in this Agreement. Without limiting the generality of the foregoing, Licensor shall execute and deliver to Licensee or obtain for delivery to Licensee, at the request of Licensee and at Licensee’s expense, and without further consideration, any documents required to update record title to the owned Licensed Assets to reflect Licensee (and any transferee of Licensee) as the record owner in each jurisdiction in which such Licensed Assets exists. At the request of Licensee and at Licensee’s expense, and without further consideration, Licensor shall reasonably cooperate with Licensee (and any transferee of Licensee) in connection with the registration of the Licensed Assets in jurisdictions outside of the United States.

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(c) From time to time after the Closing, at the request of Licensee and at Licensee’s expense, and without further consideration, Licensor shall assist Licensee, and any transferee of Licensee, to the extent reasonably necessary for the defense or prosecution of any claim by or against any third party with respect to the ownership, validity, enforceability, infringement or other violation of or by the Licensed Assets, so long as Licensor is not named as a party adverse to the Licensee in any such proceeding.

Section 6.2 Public Announcements. Each of the Parties agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, provided that any such required disclosure shall be limited to the minimum required information, in which case such Party shall use its commercially reasonable efforts to allow the other Party at least five (5) business days to review and comment on such release or announcement in advance of such issuance.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Transactions shall be subject to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced, initiated, or entered any Law or Order, whether temporary, preliminary, or permanent, that is then in effect and has the effect of making the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions.

Section 7.2 Additional Conditions to Obligations of Licensee. The obligation of Licensee to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Licensor set forth in Article II of this Agreement shall be true and correct in all respects, except where the failure to be true and correct would not have a material adverse effect on (i) the Licensed Assets, (ii) Licensee's ability to use them as intended, or (iii) the value or marketability of the Licensed Assets on and as of the Closing Date as if made on and as of such date, except in any such case for changes contemplated by this Agreement and by the Licensor Disclosure Schedule, and to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct as of such date.

(b) Licensor shall have performed or complied with each obligation and covenant, in all material respects to be performed or complied with by Licensor hereunder on or prior to the Closing Date, including the deliveries under Section 1.4.2.

(c) Licensee shall have received a certificate of Licensor, dated the Closing Date, signed by an officer of Licensor, to the effect that the conditions specified in Sections 7.2(a) and (b) have been satisfied.

Section 7.3 Additional Conditions to Obligations of Licensor. The obligation of Licensor to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Licensee set forth in Article III of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case for changes contemplated by this Agreement and by the Licensee Disclosure Schedule, and to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct as of such date.

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(b) Licensee shall, in all material, respects have performed or complied with each obligation and covenant to be performed or complied with by it hereunder on or prior to the Closing Date, including the deliveries under Section 1.4.2.

(c) Licensor shall have received a certificate of Licensee, dated the Closing Date, signed by an executive officer of Licensee, to the effect that the conditions specified in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may not be terminated at any time prior to the Closing Date except:

(a) By mutual written consent of Licensee and Licensor;

(b) By either Licensor or Licensee, if the Closing shall not have occurred on or before October 30, 2025 (or such later date as may be mutually agreed in writing by the Parties, provided that Licensee shall have the unilateral right to extend this date by up to sixty (60) days upon written notice to Licensor) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;

(c) By either Licensor or Licensee if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is, in each case, then in effect and is final and non-appealable and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law or Order to have been enacted, issued, promulgated, enforced or entered;

(d) By Licensee, if there has been a material breach by Licensor (with materiality being determined from Licensee's reasonable perspective) of any terms or conditions of this Agreement, or if any representation or warranty of Licensor shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) (a “Terminating Licensor Breach”); provided, that if such Terminating Licensor Breach is reasonably curable by Licensor, within thirty (30) days after Licensor has received written notice from Licensee of such Terminating Licensor Breach, through the exercise of its commercially reasonable efforts and for as long as Licensor continues to exercise such commercially reasonable efforts, Licensee may not terminate this Agreement under this Section 8.1(d) until the earlier of the expiration of such 60-day period and the Outside Date; and

(e) By Licensor, if there has been a material breach by Licensee of any of terms or conditions of this Agreement, or if any representation or warranty of Licensee shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) (a “Terminating Licensee Breach”); provided, that if such Terminating Licensee Breach is reasonably curable by Licensee, within thirty (30) days after Licensee has received written notice from Licensor of such Terminating Licensee Breach, through the exercise of its commercially reasonable efforts and for as long as Licensee continues to exercise such commercially reasonable efforts, Licensor may not terminate this Agreement under this Section 8.1(e) until the earlier of the expiration of such thirty (30) day period and the Outside Date.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto, except for fraud, willful misconduct, gross negligence, or intentional breach of this Agreement by any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except that nothing herein shall relieve any Party from liability for any breach of this Agreement committed before such termination. Without limiting the foregoing, Section 6.2, this Section 8.2 and Article X shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.9 hereof in lieu of terminating this Agreement pursuant to Section 8.1. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under any of the agreements attached as Exhibits to this Agreement, whether or not this Agreement has been terminated.

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ARTICLE IX

INDEMNIFICATION PROVISIONS

Section 9.1 Licensor’s Indentification Obligation. Licensor agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Licensee and their respective officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (“Licensee Indemnified Parties”) from and against any damages, claims, losses, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees, (each, a “Liability” and, collectively, “Liabilities”) incurred by any of the foregoing Persons arising out of (a) any misrepresentation in or breach of any representation, warranty, covenant or agreement of Licensor contained in this Agreement and/or (b) any breach of any covenant or agreement of Licensor contained in this Agreement, and/or (c) any action, suit, litigation, proceeding at law or in equity, arbitration or governmental investigation against, or threatened against, Licensee relating to any pre-Closing matter regarding the Licensed Assets, except in all cases to the extent any Liabilities arise out of any material breach by Licensee of this Agreement that directly caused or contributed to such Liabilities.

Section 9.2 Licensee’s Indemnification Obligation. Licensee agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Licensor and its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (“Licensor Indemnified Parties”) from and against any Liabilities incurred by any of the foregoing Persons arising out of (a) any misrepresentation in or breach of any representation or warranty of Licensee contained in Article III of this Agreement, (b) any breach of any covenant or agreement of Licensee contained in this Agreement, or (c)  any action, suit, litigation, proceeding at law or in equity, arbitration or governmental investigation against, or threatened against, Licensor relating to any post-Closing matter regarding the Licensed Assets, except in all cases to the extent any Liabilities arise out of any breach of the Licensor's representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.3 Procedures for Indemnification for Third Party Claims. For purposes of this Article IX, any Party entitled to be indemnified under Article IX is referred to herein as an “Indemnified Party,” and any Party obligated to provide indemnification under Article IX is referred to herein as an “Indemnifying Party.” The obligations and liabilities of the Parties under this Article IX with respect to, relating to or arising out of claims of third parties (individually, a “Third Party Claim” and, collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnifying Party prompt written notice of any Liability regarding which it seeks indemnification. In the event a Liability is the result of a Liability asserted against the Indemnified Party by a third-party to this Agreement (a “Third Party Claim”), the Indemnifying Party may undertake the defense of that claim by representatives chosen by it with the written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, provided, that, in such event, the Indemnified Party will have the right to participate in such defense through counsel of its own choice. Any such notice of a Liability shall identify with reasonable specificity the basis for the indemnification claimed, the facts giving rise to the Liability and the amount of the Liability, or, if such amount is not yet known, a reasonable estimate of the amount of the Liability. The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession at the expense of the Indemnifying Party. Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the failure to so notify prejudices the Indemnifying Party's ability to defend such claim against a third party.

(b) If the Indemnifying Party, within ten (10) days after notice from the Indemnified Party of any such Liability, notifies the Indemnified Party in writing of its election not to, or fails to, assume the defense thereof in accordance with Section 9.3(a) of this Agreement, the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Liability. Any failure on the part of the Indemnifying Party to notify the Indemnified Party within the time period provided above regarding its election shall be deemed an election by the Indemnifying Party not to assume and control the defense of the Liability.

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(c) Anything in this Section 9.3 to the contrary notwithstanding, the Indemnifying Party shall not, and does not have any authority to, without the prior written consent of the Indemnified Party, settle or compromise any Liability or consent to the entry of judgment which does not include as an unconditional term thereof the unconditional release of the Indemnified Party, or consent to the entry of judgment with respect thereto, any Liability regarding which it has delivered notice of a claim for indemnification to the Indemnifying Party, without first obtaining the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed). An Indemnifying Party shall be deemed to have consented to a settlement, compromise, payment or judgment by the Indemnified Party if it does not respond to written notice from the Indemnified Party seeking such consent within ten (10) days after delivery of such notice to the Indemnifying Party.

Section 9.4 Indemnification Limitations.

(a) Time Limits On Indemnification. No claim on account of a breach or inaccuracy of a representation or warranty shall be made after the expiration of the survival periods referred to in Section 10.1 of this Agreement. Notwithstanding the foregoing, if a written claim or written notice is given under Article IX with respect to any representation or warranty prior to the expiration of its survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

(b) Limitations on Damages.

(i) In no event shall Licensor be liable for indemnification pursuant to Section 9.1(a) unless and until the aggregate of all Liabilities which are incurred or suffered by the Licensee Indemnified Parties exceeds five million five hundred thousand dollars ($5,500,000) (the “Basket”), in which case the Licensee Indemnified Parties shall be entitled to indemnification for all such Liabilities including the Basket (subject to Section 9.4(b)(ii)). In no event shall Licensee be liable for indemnification pursuant to Section 9.2(a) unless and until the aggregate of all Liabilities which are incurred or suffered by the Licensor Indemnified Parties exceeds the Basket, in which case the Licensor Indemnified Parties shall be entitled to indemnification for all such Liabilities including the Basket (subject to Section 9.4(b)(ii)).

(ii) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Licensor pursuant to Section 9.1(a) shall not exceed two (2) times the amount of money actually paid to and received by the Licensor from the Licensee and or their Affiliates pursuant to the terms of this Agreement and any of the Agreements attached as Exhibits hereto as of the date the notice of requested indemnification is delivered to the Licensor, less (2) any undisputed amounts of money currently due the Licensor from the Licensee, or their Affiliates pursuant to the terms of this Agreement and any of the Agreements attached as Exhibits hereto.

The maximum aggregate liability of Licensee pursuant to Section 9.2(a) shall not exceed one million five hundred thousand dollars ($1,500,000).

(iii) Notwithstanding anything to the contrary contained in this Agreement or otherwise, no Party to this Agreement shall be liable to any Indemnified Party for any punitive damages, except in cases of fraud, willful misconduct, or intentional breach; provided, however, in the event a Third Party Claim results in a judgment against an Indemnified Party by the third-party claimant, then such damages shall be included in the amount of indemnification due the Indemnified Party.

Section 9.5 Exclusive Remedy. The remedies provided in this Article IX shall be the sole and exclusive remedies of the Parties with respect to the matters arising from or related to this Agreement or the Transactions, except that nothing herein shall prevent a Party from seeking specific performance pursuant to Section 10.9, subject to the provisions thereof, including with respect to the obligations in Section 6.1.

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ARTICLE X

GENERAL PROVISIONS

Section 10.1 Survival of Representations and Warranties. The representations and warranties made by Licensor in Article II of this Agreement shall survive until the  date that is twenty-four (24) months after the Closing Date. The representations and warranties made by Licensee in Article III of this Agreement shall survive until the date that is fifteen (15) months after the Closing Date.

Section 10.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision)

if to Licensee:

ODYSSEY HEALTH, INC.

J. Michael Redmond

2300 West Sahara Avenue, Suite 800 - #4012

Las Vegas, NV 89102

e-mail: mredmond@odysseyhealthinc.com

With copy which shall not constitute notice to:

Joshua D. Brinen, Esq.

Brinen & Associates, LLC

330 Seventh Avenue, Suite 501

New York, NY 10001-5010

e-mail: service@brinenlaw.com

if to Licensor:

NEURX HEALTH, INC.

Robert Hainey

24 Quaker Lane

Warwick, RI 02886

e-mail: bhainey66@gmail.com

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 10.3 Headings. The headings contained in this Agreement and the disclosure schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the disclosure schedules. Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

Section 10.4 Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto, constitutes the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. There are no agreements, commitments, promises, or representations that are not contained herein.

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Section 10.5 Assignment: Parties in Interest. Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Licensee may assign this Agreement without consent to any successor entity in connection with a merger, acquisition, or sale of all or substantially all of its assets. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article IX hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). Except as expressly provided in Article IX, there are no intended or unintended third-party beneficiaries to this Agreement, and no third party shall have any rights or remedies under this Agreement.

Section 10.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby.

Section 10.7 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 10.9 Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and monetary damages would not be an adequate remedy. Accordingly, the Parties further agree that each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 10.10 Fees and Expenses. All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring the same, regardless of the termination, if any, of this Agreement pursuant to Section 8.1. Notwithstanding the foregoing, in the event the Parties engage in litigation relating to or arising out of this Agreement or the performance thereof, the Parties agree that the Court shall be asked to determine which Party is the prevailing Party to the proceeding or proceedings, and the non-prevailing Party or Parties shall, jointly and severally, be liable to the prevailing Party in the amount of all reasonable and documented attorney’s fees, court costs, and all other reasonable expenses, incurred by the prevailing Party to the proceeding in addition to any other relief to which the prevailing Party may be entitled.

Section 10.11 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Licensee and Licensor.

Section 10.12 Waiver. At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Parties hereto. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

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Section 10.13. Execution. This Agreement may be executed in two or more counterparts and by facsimile or PDF (or other electronic transmission), each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Signatures delivered by facsimile, PDF, or other electronic means in compliance with the Electronic Signatures in Global and National Commerce Act (E-SIGN Act) and the Nevada Electronic Transactions Act (NETA) shall be effective for all purposes.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 10.14. Force Majeure. Neither party shall be liable nor shall be deemed to be in default for any delay or failure in performance under this Agreement resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions, pandemics, epidemics, public health emergencies, or any similar or dissimilar cause beyond the reasonable control of such party. The affected party shall promptly notify the other party of the force majeure event and use commercially reasonable efforts to resume performance as soon as possible, provided that if such force majeure event continues for more than 90 consecutive days or 120 non-consecutive days in any 12-month period, either party may terminate this Agreement upon written notice to the other party without liability.

Section 10.15. Acknowledgement of Understanding. The Parties acknowledge that they have carefully read and fully understand the terms and conditions set forth in this Agreement. The Parties further acknowledge that they have had the opportunity to review this Agreement, seek clarification of any provisions, and, if desired, consult with independent legal counsel before signing. By executing this Agreement, the Parties confirm that they are entering into this Agreement voluntarily, with full knowledge of its contents, and without reliance on any representations or promises not expressly stated herein.

ARTICLE XI

CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

“Action” shall have the meaning ascribed to it in Section 2.4.

“Affiliate” of a Person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. “Agreement” shall have the meaning ascribed to it in the preamble.

“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

“Licensee” shall have the meaning ascribed to it in the Preamble.

“Licensee Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article III.

“Closing” shall have the meaning ascribed to it in Section 1.4.1.

“Closing Date” shall have the meaning ascribed to it in Section 1.4.1.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

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“Debt Holders” shall have the meaning ascribed to it in Exhibit E.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” shall have the meaning ascribed to it in Section 2.3.

“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Indemnified Party” shall have the meaning ascribed to it in Section 9.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 9.3.

“Intellectual Property” means all United States and foreign intellectual property and all other similar proprietary rights, including all (i) patents and patent applications, including provisional, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

“Licensor’s Knowledge” shall have the meaning ascribed to it in Section 2.6.

“Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

“Liability” and, collectively, “Liabilities” shall have the meaning ascribed to it in Section 9.1.

“Order” shall have the meaning ascribed to it in Section 2.4.

“Outside Date” shall have the meaning ascribed to it in Section 8.1(b).

“Parties” shall have the meaning ascribed to it in the preamble.

“Patent” means any and all patents, patent applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, and extensions thereof listed in Exhibit A hereto.

“Patent Assignment” means the Patent Assignment Agreement whereby, as part of this Agreement, Licensor irrevocably assigns and transfers all right, title, and interest in the Patents to Licensee pursuant to the terms and conditions set forth herein, including all rights to sue for past, present and future infringement and all rights to collect royalties, damages and proceeds therefrom.

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“Permitted Encumbrance” means statutory liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings, provided that adequate reserves have been established in accordance with GAAP.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Licensed Assets” shall have the meaning ascribed to it in Section 1.1.

“Licensor” shall have the meaning ascribed to it in the Preamble.

“Licensor Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article II.

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns more than fifty percent (50%) of the equity interests or voting power, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or otherwise.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Terminating Licensee Breach” shall have the meaning ascribed to it in Section 8.1(e).

“Terminating Licensor Breach” shall have the meaning ascribed to it in Section 8.1(d).

“Third Party Claim” and, collectively, “Third Party Claims” shall have the meaning ascribed to it in Section 9.3.

“Transactions” shall have the meaning ascribed to it in Section 2.2.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

LICENSOR: NEURX HEALTH, INC.

By:	/s/ Robert Hainey
Name:	Robert Hainey
Title:	Chief Executive Officer

LICENSEE: ODYSSEY HEALTH, INC.

By:	/s/ J. Michael Redmond
Name:	J. Michael Redmond
Title:	Chief Executive Officer

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SCHEDULE FOR EXHIBITS

•	EXHIBIT “A”	List of Licensed Assets
•	EXHIBIT “B”	Royalty Agreement
•	EXHIBIT “C”	Sub-License Agreement
•	EXHIBIT “D”	Material Transfer Agreement
•	EXHIBIT “E”	Debt Holders

***Redacted

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